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                                                                      EXHIBIT 11


                             COMPUTATION OF INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (In thousands, except per share amounts)

                                                                                 Three Months Ended October 31,
                                                                             --------------------------------------
                                                                                   1995                   1994
                                                                             ----------------       ---------------
 PRIMARY INCOME PER SHARE:

 Weighted average shares of common stock
    outstanding (1)                                                                  10,584                 10,956
                                                                            ===============          =============

 Primary income per share                                                   $           .07          $         .06
                                                                            ===============          =============

 FULLY DILUTED INCOME PER SHARE:

 Weighted average shares of common stock
    outstanding (1)                                                                  10,584                 10,956


 Shares issuable from assumed conversion of:
    Warrants                                                                             13
    Stock options                                                                         4
                                                                            ---------------          -------------
 Weighted average shares of common
    stock outstanding, as adjusted                                                   10,601                 10,956
                                                                            ===============          =============
 Fully diluted income per share                                             $           .07  (3)     $         .06  (2)
                                                                            ===============          =============

 NET INCOME FOR PRIMARY AND FULLY
    DILUTED COMPUTATION:

 Net income                                                                  $          752           $        607
                                                                            ===============          =============


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(1)  Weighted average shares of common stock outstanding for all periods have been restated for a one for three reverse stock split consummated on January 17, 1995.
(2)  This calculation is submitted in accordance with
     Item 601(b)11 of Regulation S-K although warrants and stock options had no dilutive effect.
(3) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because warrants and options result in dilution of less than 3%.